Exhibit 10.3

RESTRICTED STOCK UNIT AWARD AGREEMENT

UNDER THE

CITY NATIONAL CORPORATION

AMENDED AND RESTATED 2002 OMNIBUS PLAN

THIS RESTRICTED STOCK UNIT AWARD AGREEMENT is made as of DATE between CITY NATIONAL CORPORATION, a Delaware corporation (the “Company”), and COLLEAGUE NAME employee of the Company or a subsidiary of the Company (“Colleague”), with reference to the following:

A.                                   On April 28, 2004 the shareholders of the Company adopted the City National Corporation Amended and Restated 2002 Omnibus Plan, as amended from time to time thereafter (the “Plan”), pursuant to which the Compensation, Nominating & Governance Committee of the Board of Directors (the “Committee”) may award selected officers and other Company or Company subsidiary employees restricted shares, restricted units or other deferred Awards of the Company’s common stock (the “Common Stock”).

B.                                     The Committee has determined to grant to Colleague an award of restricted stock units pursuant to the terms and conditions of this Agreement.

1.                                      Grant of Restricted Stock Unit Award.

(a)                                  Details of Award. Pursuant to the Plan, the Company hereby grants a Restricted Stock Unit Award (as defined in the Addendum to this Agreement) with the following terms:

(i)                                     Number of Restricted Stock Units to be issued:  # of Units awarded (the “Restricted Stock Units”);

(ii)                                  The date of the Award:                                    (the “Award Date”); and

(iii)                               The consideration, if any, for the Restricted Stock Units:  Colleague’s Employment with the Company.

(b)                                 Restricted Stock Unit Account. The Restricted Stock Unit Award will be credited to Colleague’s Restricted Stock Unit Account as of the Award Date and upon satisfaction of the conditions of this Agreement.

2.                                      Restricted Stock Units. Colleague hereby accepts the Restricted Stock Units and agrees with respect thereto as follows:

(a)                                  Forfeiture. In the event of termination of Colleague’s employment with the Company or employing subsidiary for any reason other than (i) death or (ii) Total Disability, or except as otherwise provided in the last sentence of subparagraph (b) of this Paragraph 2, Colleague shall, for no consideration, forfeit to the Company all Restricted Stock Units to the extent then subject to forfeiture.

(b)                                 Lapse of Forfeiture Restrictions. All Restricted Stock Units are subject to forfeiture, as provided in subparagraph (a), until the forfeiture restrictions lapse in accordance with the following schedule provided that Colleague has been continuously employed by the Company from the Award Date through the lapse date:

	Percentage of
Time From	Restrictions Which	Total Percentage of
Date of Award	Lapse (Vesting)	Restrictions Lapsed

After 1 year	0%	0%
After 2 years	25%	25%
After 3 years	25%	50%
After 4 years	25%	75%
After 5 years	25%	100%

Notwithstanding the foregoing, the forfeiture restrictions shall lapse as to all of the Restricted Stock Units on the earlier of (i) subject to the discretion of the Committee, the occurrence of a Change in Control Event (as such term is defined in the Plan), or (ii) the date Colleague’s employment with the Company is terminated by reason of death or Total Disability. In the event Colleague’s employment is terminated for any other reason, the Committee or its delegate, as appropriate, may, in the Committee’s or such delegate’s sole discretion, approve the lapse of forfeiture restrictions as to any or all Restricted Stock Units still subject to such conditions, such lapse to be effective on the date of such approval or Colleague’s termination date, if later.

(c)                                  Restricted Stock Unit Accounts/Dividend Equivalent Unit Accounts. A Colleague’s Restricted Stock Unit Account and Dividend Equivalent Unit Account shall be memorandum accounts on the books of the Company. The Restricted Stock Units credited to a Restricted Stock Unit Account and Dividend Equivalent Units credited to the Colleague’s Dividend Equivalent Unit Account shall be used solely as a method for the determination of the number of Shares of Common Stock and any amount remaining in the Dividend Equivalent Unit Account to be eventually distributed to the Colleague in accordance with the Addendum to this Agreement. The Restricted Stock Units and the Dividend Equivalent Units shall not be treated as property or as a trust fund of any kind. The

Colleague shall not be entitled to any voting or other stockholder rights with respect to Restricted Stock Units awarded or credited under the Plan. The number of Restricted Stock Units credited (and the number of Shares to which the Colleague is entitled under the Plan) shall be subject to adjustment in accordance with the terms of the Plan.

(d)                                 Dividend Equivalents. Colleague’s Dividend Equivalent Unit Account shall be credited with Dividend Equivalent Units in an amount equal to the dividend per Share for the applicable dividend payment date (which, in the case of any dividend distributable in property other than Shares, shall be the per Share value of such dividend, as determined by the Company for purposes of income tax reporting) times the number of Restricted Stock Units held by Colleague on the record date for the payment of such dividend. Dividend Equivalent Units credited to Colleague’s Dividend Equivalent Unit Account shall vest immediately and shall not be subject to forfeiture.

(e)                                  Nontransferability. The Restricted Stock Units and the Dividend Equivalent Units and the rights and interests of the Colleague under this Agreement may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of prior to distribution.

3.                                      Withholding of Tax. The receipt of Shares and cash upon distribution may result in income to you for federal or state tax purposes. To the extent that you become subject to taxation, you shall deliver to the Company at the time of such receipt such amount of money or shares of unrestricted Common Stock, as the Company may require to meet its withholding obligation under applicable tax laws or regulations. If you fail to do so, the Company is authorized to withhold from any cash or Common Stock remuneration then or thereafter payable to you any tax required to be withheld by reason of such resulting compensation income. Your delivery of Shares to meet the tax withholding obligation is subject to the Company’s Securities Trading Policy as may be in effect from time to time. You must have owned any Common Stock you deliver for at least six months. Any Common Stock you deliver or which is withheld by the Company will be valued on the date of which the amount of tax to be withheld is determined. Any fractional shares of Common Stock resulting from withholding of taxes will be paid to you in cash.

4.                                      Status of Common Stock. Colleague agrees that the Shares distributed to Colleague will not be sold or otherwise disposed of in any manner which would constitute a violation of any applicable federal or state securities laws. Colleague also agrees (i) that the certificates representing the Shares may bear such legend or legends as the Company deems appropriate in order to assure compliance with applicable securities laws, (ii) that the Company may refuse to register the transfer of the Shares on the stock transfer records of the Company if such proposed transfer would be in the opinion of counsel satisfactory to the Company constitute a violation of any applicable securities law and (iii) that the Company may give related instructions to its transfer agent, if any, to stop registration of the transfer of the Shares.

5.                                      Limitation on Transfer. Other than upon death or pursuant to a DRO, the Restricted Shares and all rights granted under this Agreement are personal to Colleague and cannot be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to execution, attachment or similar processes.

6.                                      Plan and Addendum Incorporated/Availability. Colleague acknowledges that the Company has made available a copy of the Plan and the Addendum to this Agreement, and agrees that this Award of Restricted Stock Units and Dividend Equivalent Units shall be subject to all of the terms and conditions set forth in the Plan and the Addendum, including future amendments thereto, if any, pursuant to the terms thereof, which Plan and Addendum are incorporated herein by reference as a part of this Agreement. In the event of any conflict between the Plan, the Addendum and this Agreement, the provisions of the Plan will prevail. Colleague’s rights hereunder are subject to modification or termination in certain events, as provided in the Plan, including without limitation such rules and regulations as may from time to time be adopted or promulgated in accordance with paragraph 1.3 of the Plan. Capitalized terms not defined in this Agreement shall have the meanings set forth in the Plan and the Addendum.

7.                                      Employment Relationship. For purposes of this Agreement, Colleague shall be considered to be in the employment of the Company as long as Colleague remains a Colleague of either the Company, any successor corporation or a parent or subsidiary corporation (as defined in section 424 of the Internal Revenue Code) of the Company or any successor corporation. Any question as to whether and when there has been a termination of such employment, and the cause of such termination, shall be determined by the Committee, or its delegate, as appropriate, and its determination shall be final.

8.                                      Committee’s Powers. No provision contained in this Agreement shall in any way terminate, modify or alter, or be construed or interpreted as terminating, modifying or altering any of the powers, rights or authority vested in the Committee or, to the extent delegated, in its delegate pursuant to the terms of the Plan or resolutions adopted in furtherance of the Plan, including, without limitation, the right to make certain determinations and elections with respect to the Restricted Stock Units and Dividend Equivalent Units. All decisions of the Committee (as established pursuant to the Plan) with respect to any questions concerning the application, administration or interpretation of the Plan will be conclusive and binding on the Company and Colleague.

9.                                      Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under Colleague.

10.                               Dispute Resolution. If a dispute arises between Colleague and Company in connection with the Restricted Stock Unit Award, including Dividend Equivalent Units, the dispute will be resolved by binding arbitration with the American Arbitration Association (AAA) in accordance with the AAA’s Commercial Arbitration Rules then in effect.

11.                               Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by an officer thereunto duly authorized, and Colleague has executed this Agreement, all as of the date first above written.

CITY NATIONAL CORPORATION

By:
Name:
Title:

Colleague

RESTRICTED STOCK UNIT AWARD AGREEMENT

ADDENDUM

THIS ADDENDUM TO THE RESTRICTED STOCK UNIT AWARD AGREEMENT provides the rules and procedures relating to the grant of the Award and the operation of the Restricted Stock Unit Account and the Dividend Equivalent Unit Account.

A.                                   Whenever the following terms are used in the Restricted Stock Unit Award Agreement or in this Addendum, they shall have the meaning specified below, unless the context clearly indicates to the contrary:

Dividend Equivalent Unit Account means the memorandum account maintained by the Company or its agent on behalf of Colleague which is credited with Dividend Equivalent Units and debited and credited with earnings and losses on Investment Options under this Agreement.

Dividend Equivalent Unit means a unit of measurement which is deemed for bookkeeping and payment purposes to represent one dollar ($1.00) solely for purposes of this Agreement.

Fair Market Value shall mean, with respect to Common Stock of the Company, the price at which the Stock sold on the last normal transaction of the trading day on a specified date, or if no trading occurs on such specified date, on the most recent preceding business day on which trading occurred, as quoted on the New York Stock Exchange.

Investment Options shall mean the investment indices or securities selected by the Company among which the Colleague will select for the purpose of determining how the Colleague’s Dividend Equivalent Unit Account will be deemed to be invested in order to determine the amount of earnings or losses to be credited or debited to the Colleague’s Dividend Equivalent Unit Account. Specifically, the Investment Options are the S&P 500 Composite Index, the Lehman Brothers Aggregate Bond Index and the Three Month U. S. Treasury Bill.

Investment Performance shall mean the total return amount of the S& P 500 Composite Index and the Lehman Brothers Aggregate Bond Index for these Investment Options and the average quarterly yield of the Three Month U.S. Treasury Bill Investment Option reported in the Wall Street Journal or if not so reported, in any nationally recognized financial publication, as of the last day of each calendar quarter.

Restricted Stock Unit means a non-voting unit of measurement which is deemed for bookkeeping and payment purposes to represent one outstanding share of Common Stock of the Company solely for purposes of this Agreement.

Restricted Stock Unit Account means the memorandum account maintained by the Company on behalf of each Colleague which is credited with Restricted Stock Units under this Agreement. Each Restricted Stock Unit represents the right to receive a distribution of one Share as provided in the Restricted Stock Unit Award Agreement and this Addendum.

Shares means shares of the Company’s Common Stock.

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B.                                     Restricted Stock Unit Account. As soon as practical following the Award Date, the Company shall credit the Colleague’s Restricted Stock Unit Account with the number of Restricted Stock Units awarded.

C.                                     Dividend Equivalent Unit Account. As soon as practical following each of the Company’s dividend payable dates, the Colleague’s Dividend Equivalent Unit Account shall be credited with the number of Dividend Equivalent Units equal to the dividends paid by the Company during the quarter on a number of Shares equal to the aggregate number of Restricted Stock Units in the Colleague’s Restricted Stock Unit Account as of the record date for such quarter’s dividend payment. Colleague shall be given the opportunity to elect one or more of the Investment Options for the purpose of determining the Investment Performance of the Colleague’s Dividend Equivalent Unit Account. Colleague’s initial election shall remain effective until amended; amendments will be allowed no more than once per calendar quarter and will be effective for the quarter following the quarter in which the election is made. If Colleague does not make an election, then Colleague’s Investment Performance will be calculated using the Three Month U.S. Treasury Bill Investment Option. The Colleague’s Dividend Equivalent Units will be increased or decreased at the end of each calendar quarter to reflect the results of such quarter’s Investment Performance on the Investment Options selected by the Colleague.

D.                                    Distributions. As soon as practical following Colleague’s termination of service, as defined in Section 409A of the Internal Revenue Code (“Section 409A”) or, if the Colleague is a “key employee” as defined in Section 409A, such later date as required by Section 409A, the Restricted Stock Units credited to the Colleague’s Restricted Stock Unit Account, which are not subject to forfeiture as provided in the Plan, shall be converted to whole Shares, the Dividend Equivalent Units credited to the Colleague’s Dividend Equivalent Unit Account shall be converted to cash and the Shares and the cash shall be distributed to the Colleague (or, in the event of his or her death, the Colleague’s Beneficiary).

E.                                      Adjustments in Case of Changes in Common Stock. If there shall occur any change in the outstanding Shares of the Company’s Common Stock such as described in Section 7.2(a) of the Plan, the Company shall make such proportionate and equitable adjustments consistent with the effect of such event on stockholders generally, as the Committee determines to be necessary or appropriate, in the number, kind and/or character of Shares of Stock or other securities, property and/or rights contemplated hereunder, including any appropriate adjustments to the market prices used in the determination of the number of Shares and Restricted Stock Units, and in rights in respect of the Colleague’s Restricted Stock Unit Account credited under this Agreement so as to preserve the benefits intended.

F.                                      Plan Construction. It is the intent of the Company that transactions pursuant to the Plan satisfy and be interpreted in a manner that satisfies the applicable conditions for exemption under Rule 16b-3 promulgated under the Exchange Act (“Rule 16b-3”) so that to the extent consistent therewith the crediting of Restricted Stock Units and Dividend Equivalents and the distribution of Shares and the balance remaining in the Dividend Equivalent Unit Account hereunder will be entitled to the benefits of Rule 16b-3 or other exemptive rules under Section 16 of the Exchange Act and will not be subjected to avoidable liability thereunder.

It is the intent of the Company that the Restricted Stock Units and Dividend Equivalent Units to which the Restricted Stock Unit Award Agreement and this Addendum applies shall comply with Section 409A, and the Restricted Stock Unit Award Agreement and this Addendum shall be interpreted

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in a manner which is consistent with the foregoing intent. Any provisions of the Restricted Stock Unit Award Agreement and this Addendum which would not comply with the requirements of Section 409A and the Regulations adopted thereunder shall be deemed to be modified or eliminated in order to comply with these requirements.

G.                                     Unfunded Plan. The liability of the Company to the Colleague under this Restricted Stock Unit Award Agreement shall be that of a debtor only pursuant to such contractual obligations as are created by the Plan, the Agreement and this Addendum, and no such obligation of the Company shall be deemed to be secured by any assets, pledges, or other encumbrances on any property of the Company. The Company has not segregated or earmarked any Shares or any of the Company’s assets for the benefit of Colleague or his/her beneficiary or estate, and the Plan does not, and shall not be construed to, require the Company to do so. The Colleague and his/her beneficiary or estate shall have only an unsecured, contractual right against the Company with respect to any Restricted Stock Units or Dividend Equivalent Units, and such right shall not be deemed superior to the right of any other creditor.

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